UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2018
First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-34095	39-1576570
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
401 Charmany Drive
Madison, Wisconsin 53719
(Address of principal executive offices) (Zip code)
(608) 238-8008
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b- 2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure.

On December 22, 2017 the Tax Cuts and Jobs Act (the “Act”) was signed into law, a tax reform bill which, among other items, reduces the current corporate federal income tax rate to 21% from 35%. The rate reduction is effective January 1, 2018.
First Business Financial Services, Inc. (the “Company”) has concluded that the Act will cause the Company’s deferred taxes to be revalued. The Company estimates that it will reduce the value of its net deferred tax assets by approximately $700,000, which will be recorded as additional income tax expense during the fourth quarter of 2017. Under this methodology, the estimated fourth quarter earnings impact would represent approximately ($0.08) per share based on estimated fourth quarter weighted-average diluted shares of approximately $8.7 million. The estimated revaluation adjustment represents 0.45% of the Company’s September 30, 2017 tangible book value of $154.0 million.
The Company’s revaluation of its deferred tax asset is subject to further refinement as additional information becomes available and further analysis is completed. At this time, the Company is unable to make a final determination of the precise impact on its earnings.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 11, 2018	FIRST BUSINESS FINANCIAL SERVICES, INC.

	By:	/s/ Edward G. Sloane, Jr.
	Name:	Edward G. Sloane, Jr.
	Title:	Chief Financial Officer